March 12, 2007

Mr. Michael Towe
Chief Financial Officer
101 World Drive
Peachtree City, Georgia 30269

Re: Increased Relocation Allowance

Dear Mike:

In light of the unanticipated financial burden your former residence, 6732 The Masters Avenue, Bradenton, FL 34202 (“the Premises”) has caused you and your family, I am pleased to inform you that the company hereby agrees to enhance our original commitment to reimburse you for your reasonable relocation expenses, as provided in your offer letter dated April 5, 2006, as follows:

for the movement of household goods and other related costs incurred in your move from Florida to the Peachtree City, Georgia area; for temporary living expenses related to your move to Georgia; for brokerage fees and miscellaneous closing costs incurred upon the sale of the Premises; for carrying costs incurred on the Premises following your move to Georgia (to include, by way of example, insurance, taxes, utilities, costs for general maintenance services such as lawn and pool); and for any loss you incur on the sale of the Premises (i.e., any difference between your selling price and your purchase price of the Premises).

This total obligation, as stated above, is limited to a maximum relocation allowance of $200,000 of which the company has already reimbursed you $22,303, leaving a balance of $177,697 in remaining allowable relocation expenses.

Yours sincerely,

/s/ Randy J. Martinez
Chief Executive Officer